EXHIBIT 99.2

Item 1.  Business

The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties.  Forward-looking statements include, but are not limited to, statements such as those made in “Products” regarding the Company’s expectation regarding sales of DDR2 products in 2006, growth in sales of the Company’s PSRAM and Mobile SDRAM products in 2006, significant growth in the markets for NAND Flash memory in future periods, and CMOS image sensors and the introduction of new NAND Flash and CMOS image sensor products in 2006; and in “Manufacturing” regarding the Company’s expectation to transition to 95nm and lower line-width process technology in 2006.  The Company’s actual results could differ materially from the Company’s historical results and those discussed in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, those identified in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Certain Factors.”  All period references are to the Company’s fiscal periods unless otherwise indicated.

Corporate Information

Micron Technology, Inc., and its subsidiaries are hereinafter referred to collectively as the “Company.”  Micron Technology, Inc., a Delaware corporation, was incorporated in 1978.  The Company’s executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and its telephone number is (208) 368-4000.  Information about the Company is available on the internet at www.micron.com.  Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments to these reports, are available through the Company’s website as soon as reasonably practicable after they are electronically filed or furnished with the Securities and Exchange Commission.  The Company’s Corporate Governance Guidelines, Governance and Compensation Committee Charter, Audit Committee Charter and Code of Business Conduct and Ethics are also available on the Company’s website.  Any amendments or waivers of the Company’s Code of Business Conduct and Ethics will also be posted on the Company’s website at www.micron.com within four business days of the amendment or waiver.  Copies of these documents are available to shareholders upon request.  Information contained or referenced on the Company’s website is not incorporated by reference and does not form a part of this Annual Report on Form 10-K.

Overview

The Company is an industry leading, global manufacturer and marketer of semiconductor devices, principally DRAM and NAND Flash memory, and CMOS image sensors.  The Company has two reportable segments, Memory and Imaging.  The Memory segment’s primary products are DRAM and NAND Flash and the Imaging segment’s primary product is CMOS image sensors.  The Company’s products are key components used in a broad array of electronic applications including personal computers, workstations, network servers, mobile phones, flash memory cards, USB storage devices, digital still cameras, MP3 players and other consumer electronics products.  The Company’s customers are original equipment manufacturers located around the world.

The Company’s products are offered in a wide variety of package and configuration options, architectures, and performance characteristics tailored to meet application and customer needs.  Individual devices take advantage of the Company’s advanced silicon processing technology and manufacturing expertise.  The Company continually introduces new generations of products that offer lower costs per unit and improved performance characteristics.

Products

Memory Products:  The Company’s memory segment has two primary product types:  DRAM and NAND Flash.

Dynamic Random Access Memory (“DRAM”):  DRAM products are high-density, low-cost-per-bit, random access memory devices that provide high-speed data storage and retrieval.  DRAM products were 87%, 92% and 96% of the Company’s total net sales in 2005, 2004 and 2003, respectively.  The Company offers DRAM products with a variety of performance, pricing and other characteristics.  Historically, most of the Company’s DRAM sales have been from standardized, high-density, high-volume products sold for use as main memory in computers.  With the development, introduction and acceptance of new memory architectures, computer main memory has transitioned in recent years from synchronous DRAM

(“SDRAM”) to Double Data Rate Synchronous DRAM (“DDR”) and DDR2.  In 2005, the majority of the Company’s DRAM revenue came from sales of DDR and DDR2 products for use in computer main memory.  In 2005, the Company experienced a significant increase in revenue from sales of specialty memory products (such as pseudo-static RAM (“PSRAM”) and Mobile SDRAM) that are generally targeted to applications with specific performance characteristics such as low power, low latency, and high mobility.  The Company expects sales of these products to continue to increase in 2006.

DDR and DDR2:  DDR and DDR2 are standardized, high-volume, DRAM products that are sold primarily for use as main system memory in computers.  DDR and DDR2 products offer high speed and high bandwidth at a relatively low cost compared to other semiconductor memory products.  DDR products were 44%, 57% and 57% of the Company’s total net sales in 2005, 2004 and 2003, respectively.  DDR2 products were 14% the Company’s total net sales in 2005 and were 20% of total net sales in the fourth quarter of 2005.  DDR2 products are expected to become the Company’s primary DRAM product in 2006.

In response to changes in the DRAM market, the Company has broadened its DDR and DDR2 product offerings in recent years.  The Company offers DDR products in 128 Meg, 256 Meg, 512 Meg and 1 Gig densities.  The Company also offers 256 Meg, 512 Meg and 1 Gig DDR2 products and has begun sampling 2 Gig DDR2.  The Company expects that these densities will be necessary to meet customers’ demand in the future.  In the fourth quarter of 2005, 512 Meg devices replaced 256 Meg density devices as the Company’s predominant density for DDR and DDR2 products.  The Company also offers its DDR and DDR2 products in multiple configurations, speeds and package types.

SDRAM:  In 2005, SDRAM was primarily used in networking devices, servers, consumer electronics, communications equipment and computer peripherals as well as upgrades to legacy computers.  Sales of SDRAM products were 20%, 31% and 37% of the Company’s total net sales in 2005, 2004 and 2003, respectively.  SDRAM sales have declined as personal computer manufacturers have transitioned to DDR and DDR2 products; the decline has been partially offset by increased usage of SDRAM products in other applications.  The Company offers 64 Meg, 128 Meg, 256 Meg and 512 Meg SDRAM products.

PSRAM:  PSRAM products, marketed by the Company under the proprietary brand name CellularRAM™, are DRAM products with an SRAM-like interface.  PSRAM combines the minimal power consumption of SRAM with a much lower cost-per-bit to provide an economical alternative to SRAM.  PSRAM products are used primarily in cellular phone applications.  The Company offers PSRAM products in 16 Meg, 32 Meg, 64 Meg and 128 Meg densities.  Sales of PSRAM products increased significantly in 2005 and were 7% of the Company’s total net sales in 2005.

Mobile DRAM:  Mobile DRAM products are specialty DRAM memory devices designed for applications that demand minimal power consumption, such as personal digital assistants (PDAs), smart phones, GPS devices, digital still cameras and other handheld electronic devices.  Sales of Mobile DRAM products grew significantly to 2% of the Company’s total net sales in 2005 and are expected to continue to grow in 2006.  The Company sells SDRAM and DDR Mobile memory products in 64 Meg, 128 Meg, 256 Meg and 512 Meg densities.  The Company’s mobile DRAM products feature its proprietary Endur-IC™ technology, which the Company believes provides distinct advantages to its customers in terms of low power, high quality, high reliability, and overall robustness.

Reduced Latency DRAM (“RLDRAM”):  RLDRAM products are low-latency DRAM memory devices with high clock rates targeted at network applications.  The Company began shipping commercial volumes of RLDRAM products in 2005.

NAND Flash Memory:  Flash memory products are electrically re-writeable, non-volatile semiconductor devices that retain memory content when power is turned off.  The Company’s Flash efforts are concentrated on NAND Flash (“NAND”) devices which use semiconductor technology similar to DRAM.  NAND offers faster erase and write times, higher density, and lower cost per bit than NOR Flash, which is the primary competing Flash architecture.  In addition, NAND has significantly longer cycle endurance making it ideal for mass-storage devices.  The market for NAND products has grown rapidly and the Company expects it to continue to grow due to demand for removable and embedded storage devices.  Removable storage devices such as USB and Flash memory cards are used with applications such as personal computers, digital still cameras, MP3 players and mobile phones.  Embedded NAND-based storage devices are also beginning to be utilized in mobile phones and other personal and consumer applications.

NAND and DRAM share common manufacturing processes, enabling the Company to leverage its product and process technologies and manufacturing infrastructure across product lines.  The Company’s NAND designs feature a small cell structure that allows for higher densities for demanding applications.  In the second quarter of 2005, the Company began shipping its first NAND product, a 2 Gig device incorporating the Company’s 90nm process technology.  NAND sales grew to 6% of the Company’s total net sales in the fourth quarter of 2005.  In 2006, the Company plans to introduce 1 Gig and 4 Gig NAND products and begin manufacturing NAND products using 72nm process technology.  The Company expects sales of NAND to continue to increase in 2006 as the Company allocates additional manufacturing resources to NAND production.

Complementary Metal-Oxide Semiconductor (“CMOS”) Image Sensors:  CMOS image sensors are semiconductor devices that capture and process images into pictures or video for a variety of consumer and industrial applications.  The Company’s CMOS image sensors are used in products such as cellular phone cameras, digital still cameras, pill cameras for medical use, automotive and other emerging applications.  The Company offers image sensors in a range of pixel resolutions from its VGA (video graphics array) products to its higher resolution 3.1 megapixel products.  In September 2005, the Company introduced a 5 megapixel sensor designed for use in digital still cameras and camera phones and a 3.1 megapixel designed specifically for camera phones.  These products feature a leading-edge pixel size of 2.2 square microns, enabling a smaller form factor for the sensor.  The Company expects to begin shipping commercial volumes of these products in 2006.  Image sensors are sold either as individual components or combined with integrated circuitry to create complete camera system-on-a-chip (“SOC”) solutions.  In 2005, the Company’s image sensors were primarily used in mobile applications.

The Company’s CMOS image sensors incorporating its DigitalClarity™ technology have many advantages over other CMOS image sensors and charge-coupled device (“CCD”) sensors.  The Company’s DigitalClarity™ technology features “active pixels” enabling better sensor performance that produces higher-quality images at faster frame rates.  Unlike CCD sensors, which rely on specialized fabrication requiring dedicated, and costly manufacturing processes, CMOS image sensors can be manufactured using standardized semiconductor processes resulting in substantially lower costs.  The Company’s low-leakage DRAM processes are particularly well-suited for the manufacture of CMOS image sensors.  The Company’s CMOS image sensors consume substantially less power than CCD devices, a critical advantage in the battery-dependent portable device applications where most image sensors are used.  By combining all camera functions on a single chip, from the capture of photons to the output of digital bits, CMOS image sensors reduce the part-count of a digital camera system, which in turn increases reliability, eases miniaturization, and enables on-chip programming of frame size, windowing, exposure, and other camera parameters.  The Company’s CMOS image sensors are also capable of producing high-quality images in low-light conditions.  The Company’s CMOS image sensors’ active-pixel design architecture enables them to achieve performance comparable to high-end CCD sensors and higher than competitor’s CMOS image sensors.

The Company’s sales of CMOS image sensors for 2005 increased over 200% from 2004.  In the fourth quarter of 2005, sales of CMOS image sensors were 9% of the Company’s total net sales.  The Company expects its sales of CMOS image sensors to continue to grow rapidly in 2006 due to strong demand and increases in the allocation of manufacturing capacity.  The overall market for image sensors is expected to increase significantly over the next several years due to the growth forecasted for applications such as phone cameras and digital still cameras.  Additionally, CMOS image sensors are expected to capture an increasing percentage of the overall image sensor market.

Manufacturing

The Company’s manufacturing facilities are located in the United States, Italy, Japan, Puerto Rico, Scotland and Singapore.  The Company’s manufacturing facilities generally operate 24 hours per day, 7 days per week.  Semiconductor manufacturing is extremely capital intensive, requiring large investments in sophisticated facilities and equipment.  Most semiconductor equipment must be replaced every three to five years with increasingly advanced equipment.

The Company’s process for manufacturing semiconductor products is complex, involving a number of precise steps, including wafer fabrication, assembly, burn-in and final test.  Efficient production of semiconductor products requires utilization of advanced semiconductor manufacturing techniques and effective deployment of these techniques across multiple facilities.  The primary determinants of manufacturing cost are die size, number of mask layers, number of fabrication steps and number of good die produced on each wafer.  Other factors that contribute to manufacturing costs are wafer size, cost and sophistication of manufacturing equipment, equipment utilization, process complexity, cost of raw materials, labor productivity, package type and cleanliness of the manufacturing environment.  The Company is continuously enhancing production processes, reducing die sizes and transitioning to higher density products.  In 2005, the Company manufactured most of its products using its 110 nanometer (“nm”) line-width process technology and began transferring its manufacturing operations to 95nm line-width process technology.  The Company expects to continue to transfer more of its manufacturing operation to 95nm and lower line-width process technology in 2006.  In 2005 most of the Company’s DRAM products incorporated its 6F² Hypershrink™ array architecture technology, a design rule that incorporates a memory cell in 6 design features rather and the industry standard 8 design features, which enables production of approximately 20% more die per wafer.

Wafer fabrication occurs in a highly controlled, clean environment to minimize dust and other yield- and quality-limiting contaminants.  Despite stringent manufacturing controls, dust particles, equipment errors, minute impurities in materials, defects in photomasks and circuit design marginalities or defects which can lead to wafers being scrapped and individual circuits being nonfunctional.  Success of the Company’s manufacturing operations depends largely on minimizing defects and thereby maximizing yield of high-quality circuits.  In this regard, the Company employs rigorous quality controls throughout the manufacturing, screening and testing processes.  The Company is able to recover many nonstandard devices by testing and grading them to their highest level of functionality.

After fabrication, silicon wafers are separated into individual die.  Functional die are sorted, connected to external leads and encapsulated in plastic packages.  The Company assembles products in a variety of packages, including TSOP (thin small outline package), TQFP (thin quad flat package) and FBGA (fine pitch ball grid array).  Each completed package is then inspected and tested.  The Company also sells semiconductor products in an unpackaged or die form.  The Company tests its products at various stages in the manufacturing process, performs high temperature burn-in on finished products and conducts numerous quality control inspections throughout the entire production flow.  In addition, the Company uses its proprietary AMBYX™ line of intelligent test and burn-in systems to perform simultaneous circuit tests of DRAM die during the burn-in process, capturing quality and reliability data and reducing testing time and cost.

A significant portion of the Company’s memory products are assembled into memory modules for sale to customers.  Memory modules consist of an array of memory components attached to printed circuit boards (“PCBs”) that insert directly into computer systems or other electronic devices.  Memory components are attached to PCBs in a soldering process performed by screen printing machines and high speed automated pick-and-place machines.  Completed modules are tested by custom equipment and visually inspected.

In 2005, the Company significantly increased its 300mm wafer production.  The Company manufactured 256 Meg and 512 Meg DDR devices on the Company’s 110nm process technology on 300mm wafers, and manufactured the industry’s first memory devices in production to utilize copper interconnects.  In 2006, the Company plans to continue increasing its 300mm wafer manufacturing capacity.

In recent years the Company has produced an increasingly broad portfolio of products, which enhances the Company’s ability to allocate resources to its most profitable products but increases the complexity of the manufacturing process.  Although new product lines such as NAND Flash, CMOS image sensors and specialty memory can be manufactured using processes that are very similar to the processes for the Company’s predominant DRAM products, frequent conversions to new products and the allocation of manufacturing capacity to more complex, smaller-volume parts can affect the Company’s cost efficiency.  However, the Company’s ability to competitively manufacture many of these products on existing 200mm lines significantly extends the useful life of this equipment.

TECH Semiconductor Singapore Pte. Ltd. (“TECH”):  TECH is a memory manufacturing joint venture in Singapore among Micron Technology, Inc., the Singapore Economic Development Board, Canon Inc. and Hewlett-Packard Company.  TECH’s semiconductor manufacturing facilities use the Company’s product and process technology.  Subject to specific terms and conditions, the Company has agreed to purchase all of the products manufactured by TECH.  TECH supplied approximately 25%, 30% and 30% of the total megabits of memory produced by the Company in 2005, 2004 and 2003, respectively.  The Company generally purchases semiconductor memory products from TECH at prices determined quarterly, based on a discount from average selling prices realized by the Company for the preceding fiscal quarter.  The Company performs assembly and test services on product manufactured by TECH.  The Company also provides certain technology, engineering and training to support TECH.  All of these transactions with TECH are recognized as part of the net cost of products purchased from TECH.

Availability of Raw Materials

The Company’s production processes require raw materials that meet exacting standards, including several that are customized for, or unique to, the Company.  The Company generally has multiple sources of supply; however, only a limited number of suppliers are capable of delivering certain raw materials that meet the Company’s standards.  Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames, molding compound and other materials.  In addition, any transportation problems could delay the Company’s receipt of raw materials.  Although raw materials shortages or transportation problems have not interrupted the Company’s operations in the past, shortages may occur from time to time in the future.  Also, lead times for the supply of raw materials have been extended in the past.  If the Company’s supply of raw materials is interrupted, or lead times are extended, results of operations could be adversely affected.

Marketing and Customers

The Company’s products are sold into computing and consumer, networking and telecommunications, and imaging markets.  Approximately 70% of the Company’s net sales for 2005 were to the computing market, including desktop PCs, notebooks, servers and workstations.  Sales to both Dell Computer Corporation and Hewlett-Packard Company exceeded 10% of the Company’s net sales in 2005, 2004 and 2003, and aggregated 23%, 27% and 28% of the Company’s net sales in 2005, 2004 and 2003, respectively.

The Company markets its semiconductor products primarily through its own direct sales force.  The Company maintains inventory at locations in close proximity to certain key customers to facilitate rapid delivery of product shipments.  The Company’s products are also offered through independent sales representatives, distributors and Crucial Technology, the Company’s web-based customer direct sales division.  The Company’s products are offered under the Micron, SpecTek and Crucial brand names, and under other private labels.  The Company maintains sales offices in all of its primary markets around the world.  Independent sales representatives obtain orders subject to final acceptance by the Company and are compensated on a commission basis.  The Company makes shipments against these orders directly to the customer.  Distributors carry the Company’s products in inventory and typically sell a variety of other semiconductor products, including competitors’ products.

Segmentation of the memory market continues, with diverse memory needs being driven by the different requirements of personal computers, servers, mobile devices, and communications, consumer and other applications that demand specific memory solutions.  Many of the Company’s customers require a thorough review or qualification of semiconductor products, which may take several months.  As the Company further diversifies its product lines and reduces the die sizes of existing memory products, more products become subject to qualification which may delay volume introduction of specific devices by the Company.

Backlog

Volatile industry conditions make customers reluctant to enter into long-term, fixed-price contracts.  Accordingly, new order volumes for the Company’s semiconductor products fluctuate significantly.  Orders are typically accepted with acknowledgment that the terms may be adjusted to reflect market conditions at the date of shipment.  Customers can change delivery schedules or cancel orders without significant penalty.  For these reasons, the Company does not believe that its order backlog as of any particular date is a reliable indicator of actual sales for any succeeding period.

Product Warranty

Because the design and manufacturing process for semiconductor products is highly complex, it is possible that the Company may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses.  In accordance with industry practice, the Company generally provides a limited warranty that its products are in compliance with Company specifications existing at the time of delivery.  Under the Company’s general terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances the Company may provide more extensive limited warranty coverage and general legal principles may impose more extensive liability than that provided under the Company’s general terms and conditions.

Competition

The Company faces intense competition in the semiconductor memory markets from a number of companies, including Elpida Memory, Inc., Hynix Semiconductor Inc., Infineon Technologies AG and Samsung Electronics Co., Ltd, SanDisk Corporation and Toshiba Corporation.  Additionally, the Company faces competition from emerging companies in Taiwan and China who have announced plans to significantly expand the scale of their operations.  The Company faces competition in the image sensor market from a number of suppliers of CMOS image sensors as well a large number of suppliers of CCD image sensors.  Some of the Company’s competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which the Company competes, invest in technology and capitalize on growth opportunities.  The Company’s competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product designs.  These factors have significantly increased worldwide supply and put downward pressure on prices.

Research and Development

To compete in the semiconductor memory industry, the Company must continue to develop technologically advanced products and processes.  The Company believes that expansion of its semiconductor product offerings is necessary to meet expected market demand for specific memory solutions.  The Company has several product design centers around the world, the largest located at its corporate headquarters in Boise, Idaho.  In addition, the Company has a facility at its Boise site to develop leading edge photolithography mask technology.

R&D expenses vary primarily with the number of development wafers processed, the cost of advanced equipment dedicated to new product and process development, and personnel costs.  Because of the lead times necessary to manufacture the Company’s products, the Company typically begins to process wafers before completion of performance and reliability testing.  The Company deems development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability and is internally qualified for sale to customers.  R&D expenses can vary significantly depending on the timing of product qualification.  Product development costs are recorded as R&D expense.  The Company’s R&D expenses were $603.7 million, $754.9 million and $656.4 million in 2005, 2004 and 2003, respectively.

The Company’s process technology R&D efforts are focused primarily on development of 95nm, 78nm, 65nm and smaller DRAM and 90nm, 72nm, 50nm and smaller NAND Flash line-width process technologies, which are designed to facilitate the Company’s transition to next generation products.  Additional R&D efforts include process development to support the Company’s 300mm wafer manufacturing, NAND Flash memory, CMOS image sensors, specialty memory products (including PSRAM, mobile SDRAM and RLDRAM) and new memory manufacturing materials.  Efforts toward the design and development of new products are concentrated on the Company’s 1 Gig and 2 Gig DDR, DDR2 and DDR3 DRAM products as well as high density and mobile NAND Flash memory, CMOS image sensors and specialty memory products.

Geographic Information

Sales to customers outside the United States totaled $3.2 billion for 2005 and included $906.3 million in sales to Europe, $775.0 million in sales to China, $380.0 million in sales to Japan and $899.9 million in sales to the rest of the Asia Pacific region, excluding China and Japan.  International sales totaled $2.6 billion for 2004 and $1.7 billion for 2003.  As of September 1, 2005 the Company had net property, plant and equipment of $3.7 billion in the United States, $378.9 million in Japan, $358.6 million in Italy, $261.1 million in Singapore and $8.1 million in other countries.

Patents and Licenses

As of September 1, 2005, the Company owned approximately 13,000 U.S. patents and 1,300 foreign patents.  In addition, the Company has numerous U.S. and foreign patent applications pending.  The Company’s patents have terms expiring through 2024.

The Company has a number of patent and intellectual property license agreements.  Some of these license agreements require the Company to make one time or periodic payments.  The Company may need to obtain additional patent licenses or renew existing license agreements in the future.  The Company is unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

Employees

As of September 1, 2005, the Company had approximately 18,800 employees, including approximately 12,400 in the United States, 2,800 in Singapore, 1,800 in Italy, 1,200 in Japan and 300 in the United Kingdom.  The Company’s employees in Italy are represented by labor organizations that have entered into national and local labor contracts with the Company.  The

Company’s employment levels can vary depending on market conditions and the level of the Company’s production, research and product and process development.  Many of the Company’s employees are highly skilled, and the Company’s continued success depends in part upon its ability to attract and retain such employees.  The loss of key Company personnel could have a material adverse effect on the Company’s business, results of operations or financial condition.

Environmental Compliance

Government regulations impose various environmental controls on raw materials and discharges, emissions and solid wastes from the Company’s manufacturing processes.  In 2005, the Company’s wafer fabrication facilities continued to conform to the requirements of ISO 14001 certification.  To continue certification, the Company met annual requirements in environmental policy, compliance, planning, management, structure and responsibility, training, communication, document control, operational control, emergency preparedness and response, record keeping and management review.  While the Company has not experienced any materially adverse effects on its operations from environmental regulations, changes in the regulations could necessitate additional capital expenditures, modification of operations or other compliance actions.

Directors and Executive Officers of the Registrant

Officers of the Company are appointed annually by the Board of Directors.  Directors of the Company are elected annually by the shareholders of the Company.  Any directors appointed by the Board of Directors to fill vacancies on the Board serve until the next election by the shareholders.  All officers and directors serve until their successors are duly chosen or elected and qualified, except in the case of earlier death, resignation or removal.

As of September 1, 2005, the following executive officers and directors of the Company were subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Name	Age	Position
Steven R. Appleton	45	Chairman, Chief Executive Officer and President
Kipp A. Bedard	46	Vice President of Investor Relations
Robert M. Donnelly	66	Vice President of Systems Memory Group
Jan du Preez	48	Vice President of Mobile Memory Group
D. Mark Durcan	44	Chief Technical Officer and Vice President of Research and Development
Robert J. Gove	51	Vice President of Imaging Group
Jay L. Hawkins	45	Vice President of Operations
Roderic W. Lewis	50	Vice President of Legal Affairs, General Counsel and Corporate Secretary
Michael W. Sadler	47	Vice President of Worldwide Sales
Wilbur G. Stover, Jr.	52	Vice President of Finance and Chief Financial Officer
James W. Bagley	66	Director
Mercedes Johnson	51	Director
Robert A. Lothrop	79	Director
Lawrence N. Mondry	45	Director
Gordon C. Smith	76	Director
William P. Weber	65	Director

Steven R. Appleton joined the Company in February 1983 and has served in various capacities with the Company and its subsidiaries.  Mr. Appleton first became an officer of the Company in August 1989 and has served in various officer positions with the Company since that time.  From April 1991 until July 1992 and since May 1994, Mr. Appleton has served on the Company’s Board of Directors.  Since September 1994, Mr. Appleton has served as the Chief Executive Officer, President and Chairman of the Board of Directors of the Company.  Mr. Appleton is a member of the Board of Directors of National Semiconductor Corporation.  Mr. Appleton holds a BA in Business Management from Boise State University.

Kipp A. Bedard joined the Company in November 1983 and has served in various capacities with the Company and its subsidiaries.  Mr. Bedard first became an officer of the Company in April 1990 and has served in various officer positions since that time.  Since January 1994, Mr. Bedard has served as Vice President of Investor Relations for the Company.  Mr. Bedard holds a BBA in Accounting from Boise State University.

Robert M. Donnelly joined the Company in September 1988 and has served in various technical positions with the Company and its subsidiaries.  Mr. Donnelly first became an officer of the Company in August 1989 and has served in various officer positions since that time.  Mr. Donnelly holds a BS in Electrical Engineering from the University of Louisville.

Jan du Preez joined the Company in June 2002 as Vice President of Mobile Memory Group.  Mr. du Preez served as the President of Infineon Technologies North America Corporation from August 2000 until he joined the Company in June 2002.  From October 1996 through July 2000, Mr. du Preez served as the Vice President of Memory Products Group for Infineon Technologies North America Corporation (formerly Siemens Semiconductors).  Mr. du Preez holds Bachelors Degrees in Public Administration and Business Economics from the University of Pretoria and a Masters Degree in Commerce from Rand University.

D. Mark Durcan joined the Company in June 1984 and has served in various technical positions with the Company and its subsidiaries since that time.  Mr. Durcan served as Vice President, Process Research and Development from June 1996 through June 1997, at which time he became Chief Technical Officer and Vice President of Research and Development.  Mr. Durcan holds a BS and MChE in Chemical Engineering from Rice University.

Robert J. Gove joined the Company in March 1999 as Senior Director of Engineering and has served in various positions with the Company.  In March 2002, he was appointed Vice President of Imaging.  Prior to joining the Company, Dr. Gove served as Vice President, Engineering, of Equator Technologies, Inc.  Dr. Gove holds a BS in Electrical Engineering from the University of Washington and an MS in Electrical Engineering and Ph.D. in Electrical Engineering from Southern Methodist University.

Jay L. Hawkins joined the Company in March 1984 and has served in various manufacturing positions for the Company and its subsidiaries.  Mr. Hawkins served as Vice President, Manufacturing Administration from February 1996 through June 1997, at which time he became Vice President of Operations.  Mr. Hawkins holds a BBA in Marketing from Boise State University.

Roderic W. Lewis joined the Company in August 1991 and has served in various capacities with the Company and its subsidiaries.  Mr. Lewis has served as Vice President of Legal Affairs, General Counsel and Corporate Secretary since July 1996.  Mr. Lewis holds a BA in Economics and Asian Studies from Brigham Young University and a JD from Columbia University School of Law.

Michael W. Sadler joined the Company in September 1992 as a Regional Sales Manager and has held various sales and marketing positions since that time.  Mr. Sadler became an officer of the Company in July 1997 and has served as Vice President of Worldwide Sales since November 2001.  Mr. Sadler holds a BS in Information Systems and an MBA from the University of Santa Clara.

Wilbur G. Stover, Jr. joined the Company in June 1989 and has served in various financial positions with the Company and its subsidiaries.  Since September 1994, Mr. Stover has served as the Company’s Vice President of Finance and Chief Financial Officer.  Mr. Stover holds a BA in Business Administration from Washington State University.

James W. Bagley became the Executive Chairman of Lam Research Corporation (“Lam”), a supplier of semiconductor manufacturing equipment, in June 2005.  From August 1997 through May 2005, Mr. Bagley served as the Chairman and Chief Executive Officer of Lam.  Mr. Bagley is a member of the Board of Directors of Teradyne, Inc.  He has served on the Company’s Board of Directors since June 1997.  Mr. Bagley holds a BS and MS in Electrical Engineering from Mississippi State University.  Mr. Bagley serves as the presiding director of executive sessions of the Company’s Board of Directors.

Mercedes Johnson joined the Board of Directors in June 2005.  Ms. Johnson served as the Senior Vice President, Finance, of Lam from June 2004 to January 2005 and as Lam’s Chief Financial Officer from May 1997 to May 2004.  Prior to joining Lam, Ms. Johnson spent 10 years with Applied Materials, Inc., where she served in various senior financial management positions, including vice president and worldwide operations controller.  Ms. Johnson holds a degree in accounting from the University of Buenos Aires and currently serves on the board of directors for Intersil Corporation.  Ms. Johnson serves on the Board’s Audit Committee.

Robert A. Lothrop served as Senior Vice President of J.R. Simplot Company, an agribusiness company, from January 1986 until his retirement in January 1991.  From August 1986 until July 1992 and since May 1994, Mr. Lothrop has served on the Board of Directors of the Company.  Mr. Lothrop holds a BS in Engineering from the University of Idaho.  Mr. Lothrop serves on the Board’s Audit Committee and the Governance and Compensation Committee.

Lawrence N. Mondry joined the Board of Directors in April 2005.  Mr. Mondry serves as the Chief Executive Officer of CompUSA Inc., a position he has held since 2003.  Mr. Mondry joined CompUSA in 1990 as Senior Vice President and General Merchandise Manager.  He was promoted to Executive Vice President-Merchandising in 1993, and President and Chief Operating Officer of CompUSA Stores in 2000.  Mr. Mondry currently serves on the board of directors for Golfsmith, Inc.  Mr. Mondry serves on the Board’s Governance and Compensation Committee.

Gordon C. Smith has served as the Chairman and Chief Executive Officer of SFG LLC, a holding company for agriculture operations and other investments, since January 2005.  Mr. Smith has also served as Chairman and Chief Executive Officer of G.C. Smith LLC since May 2000.  From July 1980 to March 1994, Mr. Smith served in various management positions with J.R. Simplot Company, including four years as President and Chief Executive Officer, and seven years as Chief Financial Officer.  From February 1982 until February 1984 and since September 1990, he has served on the Company’s Board of Directors.  Mr. Smith holds a BS in Accounting from Idaho State University.  Mr. Smith is the Chairman of the Board’s Audit Committee.

William P. Weber served in various capacities with Texas Instruments Incorporated, a semiconductor manufacturing company, and its subsidiaries from 1962 until April 1998.  From December 1986 until December 1993, he served as the President of Texas Instruments’ worldwide semiconductor operations and from December 1993 until his retirement in April 1998, he served as Vice Chairman of Texas Instruments Incorporated.  He has served on the Company’s Board of Directors since July 1998.  Mr. Weber holds a BS in Engineering from Lamar University and a MS in Engineering from Southern Methodist University.  Mr. Weber is the Chairman of the Board’s Governance and Compensation Committee.

There is no family relationship between any director or executive officer of the Company.